Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Third Quarter 2004 Results
Net Revenues Up 14.2% – Diluted EPS Up 20.0%

San Francisco, CA, November 18, 2004 -- Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the third quarter ended October 31, 2004. Net revenues for the third quarter of fiscal year 2004 increased 14.2% over the third quarter of fiscal year 2003 to $722.8 million. Diluted earnings per share for the third quarter of fiscal year 2004 increased 20.0% over the third quarter of fiscal year 2003 to $0.24.

Ed Mueller, Chief Executive Officer, commented, “We are extremely pleased to deliver to our shareholders another consecutive quarter of strong financial results, despite a difficult retail environment and a challenging performance in the Williams-Sonoma brand. While continuing to invest in our emerging brands, for the third quarter we delivered the highest pre-tax operating margin and diluted earnings per share in our history. During the quarter, we successfully launched our newest catalog, Williams-Sonoma Home, rolled out our first new prototype stores in West Elm, and completed the expansion of our new East Coast furniture distribution center — a supply chain initiative that was critical to supporting a 35% year-over-year increase in furniture sales during the quarter. We also continued to invest in the multi-channel expansion of our Hold Everything brand, which is expected to launch its first e-commerce website and three new prototype stores in the fourth quarter.”

Howard Lester, Chairman, commented, “I am extremely pleased with our third quarter results and encouraged by the opportunities that we are seeing in both our core and emerging brands. As I have said before, I believe that our consistency in execution, as well as our strong merchandising and entrepreneurial culture, are distinct competitive advantages that will benefit us throughout 2004 and beyond.”

❑	THIRD QUARTER 2004 -- RESULTS FOR THE 13 WEEKS ENDED OCTOBER 31, 2004

Net earnings for the 13 weeks ended October 31, 2004 increased 19.2% to $28.5 million or $0.24 per diluted share versus $23.9 million or $0.20 per diluted share for the 13 weeks ended November 2, 2003.

Net revenues for the third quarter of fiscal year 2004, including shipping fees, increased 14.2% to $722.8 million in the third quarter of fiscal year 2004 versus $632.8 million in the third quarter of fiscal year 2003.

Retail net sales in the third quarter of fiscal year 2004 increased 11.6% to $392.1 million versus $351.4 million in the third quarter of fiscal year 2003. This increase was primarily driven by a year-over-year increase in retail leased square footage of 10.2%, including 26 net new stores, and a comparable store sales increase of 3.1%. Net sales generated in the Pottery Barn and Pottery Barn Kids brands were the primary contributors to the year-over-year sales increase, partially offset by lower sales in the Hold Everything brand due to a year-over-year reduction in Hold Everything retail stores from 12 stores to 7 stores. Third quarter year-over-year comparable store sales by retail concept are shown in the table below.

Third Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended
Retail Concept	10/31/04	11/2/03
Williams-Sonoma	<4.2%>	6.9%
Pottery Barn	5.7%	5.4%
Pottery Barn Kids	5.6%	6.3%
Hold Everything	4.0%	<8.3%>
Outlets	19.6%	2.5%
Total	3.1%	5.6%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Direct-to-customer net sales (comprised of both catalog and Internet sales) in the third quarter of fiscal year 2004 increased 17.7% to $281.5 million versus $239.3 million in the third quarter of fiscal year 2003. This increase was primarily driven by net sales generated in the Pottery Barn, PBteen, West Elm and Pottery Barn Kids brands. Internet sales in the third quarter of fiscal year 2004 increased 43.6% to $118.3 million versus $82.4 million in the third quarter of fiscal year 2003. All of the brands in the direct-to-customer channel delivered positive growth during the quarter with the exception of the Chambers brand, which was retired in the second quarter of 2004 in preparation for the launch of the Williams-Sonoma Home brand in the third quarter of 2004. Early results from the mailing of the first Williams-Sonoma Home catalog in the third quarter are encouraging.

Gross margin expressed as a percentage of net revenues decreased 40 basis points to 38.9% in the third quarter of fiscal year 2004 from 39.3% in the third quarter of fiscal year 2003. This 40 basis point decrease was primarily due to a higher percentage of total Company net revenues being driven by furniture, which generates a lower than average gross margin rate, partially offset by a rate reduction in occupancy expenses. The rate reduction in occupancy expenses resulted from a greater percentage of total Company net revenues being generated in the direct-to-customer channel, which does not incur store-related occupancy expenses, in addition to overall leverage of fixed occupancy expenses that resulted from strong revenue growth during the quarter.

Selling, general and administrative expenses were $235.0 million or 32.5% of net revenues in the third quarter of fiscal year 2004 versus $210.1 million or 33.2% of net revenues in the third quarter of fiscal year 2003. This 70 basis point decrease as a percentage of net revenues was primarily driven by rate reductions in employment and advertising expenses. The employment rate decrease was primarily driven by year-over-year sales leverage in corporate employment and employee benefit expenses. The advertising rate reduction was primarily driven by a greater percentage of total Company net revenues in the third quarter of 2004 being generated in the e-commerce channel, which incurs advertising expenses at a lower rate than the Company average.

❑	FISCAL 2004 YEAR-TO-DATE — RESULTS FOR THE 39 WEEKS ENDED OCTOBER 31, 2004

Net earnings for the 39 weeks ended October 31, 2004 increased 40.6% to $77.5 million or $0.65 per diluted share versus $55.1 million or $0.46 per diluted share for the 39 weeks ended November 2, 2003.

Net revenues for the 39 weeks ended October 31, 2004 increased 17.3% to $2.053 billion versus $1.750 billion for the 39 weeks ended November 2, 2003. Fiscal 2004 year-to-date comparable store sales increased 4.9% versus an increase of 3.9% for the same period of fiscal 2003. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

	39-Weeks Ended
Retail Concept	10/31/04	11/2/03
Williams-Sonoma	<0.8%>	8.2%
Pottery Barn	8.6%	1.3%
Pottery Barn Kids	2.2%	1.4%
Hold Everything	5.8%	<6.2%>
Outlet	17.2%	6.3%
Total	4.9%	3.9%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

❑	FOURTH QUARTER AND FISCAL YEAR 2004 FINANCIAL GUIDANCE

Mr. Mueller continued, “As we look at our guidance for fiscal year 2004, we are once again pleased to be able to provide diluted earnings per share guidance within the range that we had previously set for ourselves. In our previous guidance, we estimated our fiscal year 2004 diluted earnings per share in the range of $1.57 to $1.61. Today, we are increasing this range to $1.58 to $1.62, based on a better than expected performance in the third quarter and a slightly revised estimate for the fourth quarter.”

Mr. Mueller added, “Based on early results in the fourth quarter, we are encouraged by the early consumer response to our core and seasonal merchandise assortments and the performance of our emerging brands, but are remaining cautious in our outlook of the economy and the retail environment overall. Current sales trends have been more volatile than we would expect for this time of year and over 23% of our planned catalog circulation during the fourth quarter is in our emerging brands, which inherently creates a higher level of uncertainty in our forecasts. In addition to our overall economic concerns, we are also challenged in the fourth quarter with higher than expected customer backorders and lower in-stock positions in key furniture programs, which have resulted from substantially better than expected sales demand in the second and third quarters of 2004. Although we have continued to work with our vendors to increase production in these programs as quickly as possible, our higher quality standards require longer lead times. As a result, we believe that sales in these key furniture programs will be impacted in the fourth quarter.”

❑	FOURTH QUARTER 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $1.106 billion to $1.134 billion, versus previous guidance of $1.113 billion to $1.141 billion. This represents a projected increase in net revenues in the range of 10.2% to 13.0% versus $1.004 billion in the fourth quarter of fiscal year 2003.

❑	Retail net sales are projected to be in the range of $682.0 million to $697.0 million, versus previous guidance of $691.0 million to $706.0 million. This represents a projected increase in retail net sales in the range of 9.1% to 11.5% versus $625.1 million in the fourth quarter of fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 2.0% to 4.0%, unchanged from previous guidance. This compares to comparable store sales growth in the fourth quarter of fiscal year 2003 of 4.1%.

❑	Leased and selling square footage are both projected to increase approximately 11.0%. This compares to leased and selling square footage growth in the fourth quarter of fiscal year 2003 of 11.8% and 11.4%, respectively.

❑	Direct-to-customer net sales are projected to be in the range of $361.0 million to $371.0 million, versus previous guidance of $360.0 million to $370.0 million. This represents a projected increase in direct-to-customer net sales in the range of 12.0% to 15.2% versus $322.2 million in the fourth quarter of fiscal year 2003.

❑	Shipping fees are projected to be in the range of $63.0 million to $66.0 million, versus previous guidance of $62.0 million to $65.0 million. This represents a projected increase in shipping fees in the range of 10.5% to 15.8% versus $57.0 million in the fourth quarter of fiscal year 2003.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2004 is projected to be in the range of 43.7% to 43.9%. Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2003 was 44.1%. This represents a 20 to 40 basis point decrease in the gross margin rate versus the prior year.

The gross margin projection for the fourth quarter of fiscal year 2004 includes projected shipping fees in the range of $63.0 million to $66.0 million and projected shipping costs in the range of $55.0 million to $57.0 million. This compares to shipping fees of $57.0 million and shipping costs of $49.5 million in the fourth quarter of fiscal year 2003.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2004 are projected to be in the range of 27.1% to 27.3%. SG&A expenses as a percentage of net revenues in the fourth quarter of fiscal year 2003 were 27.5%. This represents a 20 to 40 basis point decrease versus the prior year.

•	Interest <Income> Expense — Net

❑	Interest <income> expense — net in the fourth quarter of fiscal year 2004 is projected to be in the range of interest income of $0.1 million to interest expense of $0.1 million. This compares to interest income in the fourth quarter of fiscal year 2003 of $0.3 million.

•	Income Taxes

❑	The income tax rate in the fourth quarter of fiscal year 2004 is projected to be 38.3% versus 38.5% in the fourth quarter of fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the fourth quarter of fiscal year 2004 is projected to be in the range of $0.93 to $0.97 per diluted share, versus previous guidance in the range of $0.95 to $0.99 per diluted share. This represents a projected increase in diluted earnings per share in the range of 9.4% to 14.1% versus $0.85 for the fourth quarter of 2003.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the fourth quarter of fiscal year 2004 are projected to be in the range of $445.0 million to $465.0 million. This represents a projected increase in merchandise inventories in the range of 10.1% to 15.1%, versus $404.1 million at the end of the fourth quarter of fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the fourth quarter of fiscal year 2004 is projected to be approximately $29.0 million. This compares to depreciation and amortization expense of $25.7 million in the fourth quarter of fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the fourth quarter of fiscal year 2004 is projected to be approximately $5.5 million versus $5.2 million in the fourth quarter of fiscal year 2003.

·	FISCAL YEAR 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.160 billion to $3.188 billion, versus previous guidance of $3.163 billion to $3.207 billion. This represents a projected increase in net revenues in the range of 14.7% to 15.8% versus $2.754 billion in fiscal year 2003.

❑	Retail net sales are projected to be in the range of $1.804 billion to $1.819 billion, versus previous guidance of $1.809 billion to $1.833 billion. This represents a projected increase in retail net sales growth in the range of 11.7% to 12.6% versus $1.615 billion in fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 3.5% to 4.0%, versus previous guidance in the range of 3.5% to 4.5%. This compares to comparable store sales growth in fiscal year 2003 of 4.0%.

❑	Leased and selling square footage are both projected to increase approximately 11.0%, versus previous guidance of 9.0% to 10.0%. This compares to leased and selling square footage growth in fiscal year 2003 of 11.8% and 11.4%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4	Q1 and Q2			Q3			Q4			FY
	2003	2004			2004			2004			2004
	Actual	Actual			Actual			Guidance			Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	237	12	<7>	242	14	<4>	252	2	0	254	28	<11> *
Pottery Barn	174	5	<3>	176	7	<2>	181	4	<2>	183	16	<7> *
Pottery Barn Kids	78	4	0	82	3	0	85	2	0	87	9	0
Hold Everything	8	0	<1>	7	0	0	7	3	<1>	9	3	<2>
West Elm	1	0	0	1	2	0	3	1	0	4	3	0
Outlets	14	0	0	14	0	0	14	1	0	15	1	0
Total	512	21	<11>	522	26	<6>	542	13	<3>	552	60	<20>

*	Fiscal year 2004 total store opening and closing numbers for Williams-Sonoma and Pottery Barn include 11 stores and 4 stores, respectively, for temporary closures due to remodeling. In Williams-Sonoma, there are also 2 additional stores in the opening numbers that were temporarily closed due to remodeling in fiscal year 2003 and reopened in the first quarter of 2004. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net sales are projected to be in the range of $1.152 billion to $1.162 billion, versus previous guidance of $1.155 billion to $1.170 billion. This represents a projected increase in direct-to-customer net sales growth in the range of 19.2% to 20.2% versus $966.4 million in fiscal year 2003.

❑	Catalog circulation is projected to increase in the range of 11% to 13%, versus previous guidance of 12% to 14%. This compares to an increase of 17.4% in catalog circulation during fiscal year 2003.

❑	Shipping fees are projected to be in the range of $204.0 million to $207.0 million, versus previous guidance of $199.0 million to $204.0 million. This represents a projected increase in shipping fees in the range of 17.9% to 19.6% versus $173.1 million in fiscal year 2003.

Quarterly Net Revenues Guidance by Operating Segment
(All Amounts in Millions, Except Percentages)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004
	Actual	Actual	Actual	Guidance	Guidance
Net Retail Sales	$349	$381	$392	$682 - $697	$1,804 - $1,819
Net Direct-to-Customer Sales	$247	$262	$282	$361 - $371	$1,152 - $1,162
Shipping Fees	$45	$47	$49	$63 - $66	$204 - $207
Total Net Revenues	$641	$690	$723	$1,106 - $1,134	$3,160 - $3,188
Comparable Store Sales	6.8%	5.0%	3.1%	2.0% - 4.0%	3.5% - 4.0%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2004 is projected to be in the range of 40.2% to 40.3%, versus previous guidance of 40.4% to 40.6%. Gross margin as a percentage of net revenues in fiscal year 2003 was 40.3%. This represents a 10 basis point decrease in the gross margin rate at the low end of the guidance range and no change at the high end of the guidance range.

The gross margin projection for fiscal year 2004 includes projected shipping fees in the range of $204.0 million to $207.0 million and projected shipping costs in the range of $172.0 million to $174.0 million. This compares to shipping fees of $173.1 million and shipping costs of $143.2 million in fiscal year 2003. Previous fiscal year guidance for shipping fees was in the range of $199.0 million to $204.0 million. Previous fiscal year guidance for shipping costs was in the range of $164.0 million to $168.0 million.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in fiscal year 2004 are projected to be in the range of 30.4% to 30.5% of fiscal year 2004 net revenues, versus previous guidance of 30.6% to 30.7%. SG&A expenses as a percentage of net revenues in fiscal year 2003 were 31.1%. This represents a projected decrease in the expense rate of 60 to 70 basis points.

•	Interest <Income> Expense – Net

❑	Interest <income> expense – net for fiscal year 2004 is projected to be interest expense in the range of $0.2 million to $0.4 million, versus previous guidance of $0.7 million to $0.9 million. This compares to interest income in fiscal year 2003 of $0.9 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2004 is projected to be 38.3% versus 38.5% in fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for fiscal year 2004 is projected to be in the range of $1.58 to $1.62 per share, versus previous guidance in the range of $1.57 to $1.61 per share. This represents a projected increase in diluted earnings per share in the range of 19.7% to 22.7% versus $1.32 in fiscal year 2003. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

	Fiscal	Fiscal
	2004 Actual/	2003	Year-Over-Year %
Quarter	Guidance	Actual	Increase
1st Quarter	$0.18 (Actual)	$0.11	63.6%
2nd Quarter	$0.23 (Actual)	$0.15	53.3%
3rd Quarter	$0.24 (Actual)	$0.20	20.0%
4th Quarter	$0.93 to $0.97 (Guidance)	$0.85	9.4% to 14.1%
Fiscal Year	$1.58 to $1.62 (Guidance)	$1.32	19.7% to 22.7%

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2004 are projected to be in the range of $445.0 million to $465.0 million, versus previous guidance in the range of $465.0 million to $485.0 million. This represents a projected increase in the range of 10.1% to 15.1%, versus $404.1 million at the end of fiscal year 2003.

•	Capital Spending

❑	Fiscal year 2004 capital spending is projected to be in the range of $180.0 million to $190.0 million, unchanged from previous guidance, versus $212.0 million in fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2004 is projected to be in the range of $110.0 million to $111.0 million, versus previous guidance of $111.0 million to $112.0 million. This compares to depreciation and amortization expense of $99.5 million in fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2004 is projected to be approximately $22.0 million, versus previous guidance of $22.0 to $23.0 million. This compares to amortization of deferred lease incentives of $19.5 million in fiscal year 2003.

❑	STOCK REPURCHASE PROGRAM

In May 2004, the Board of Directors authorized a stock repurchase program to acquire up to 2,500,000 shares of our outstanding common stock in the open market. During the second quarter of fiscal year 2004, we repurchased and retired 255,500 shares of our common stock under the program at a weighted average cost of $30.98 per share. No additional shares were repurchased during the third quarter of fiscal year 2004. At October 31, 2004, the remaining authorized amount of stock eligible for repurchase was 2,244,500 shares. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program may be limited or terminated at any time without prior notice.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, November 18, 2004, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to the expansion of our Hold Everything brand, opportunities in our core and emerging brands, furniture sales, our ability to execute consistently, results from catalog mailings, consumer response to our merchandise assortment, the performance of emerging brands, planned catalog circulation, statements related to the stock repurchase program, and all statements relating to the guidance regarding our projected fourth quarter of fiscal year 2004 and fiscal year 2004 revenues, expenses, margins, tax rates, earnings, inventory positions, capital spending, depreciation and amortization, earnings per share and other financial and operating results and metrics.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2004 and all quarterly reports on Form 10-Q for the following fiscal quarters. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 551 stores, eight mail order catalogs and five e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

	October 31,	February 1,	November 2,
	2004	2004	2003
Assets
Current assets
Cash and cash equivalents	$88,783	$163,910	$42,547
Accounts receivable – net	54,794	31,573	45,756
Merchandise inventories – net	497,044	404,100	466,373
Prepaid catalog expenses	65,484	38,465	54,939
Prepaid expenses	28,788	24,780	26,829
Deferred income taxes	17,387	20,532	16,325
Other assets	14,715	4,529	9,045

Total current assets	766,995	687,889	661,814

Property and equipment – net	829,193	765,030	692,556
Other assets – net	21,807	17,816	18,608

Total assets	$1,617,995	$1,470,735	$1,372,978

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$225,238	$155,888	$196,375
Accrued salaries, benefits, and other	73,293	78,674	62,742
Customer deposits	136,347	116,173	115,268
Income taxes payable	767	64,525	32,175
Current portion of long-term debt	24,148	8,988	7,737
Other liabilities	18,247	18,636	18,991

Total current liabilities	478,040	442,884	433,288

Deferred rent and lease incentives	193,930	176,015	176,161
Long-term debt	19,935	28,389	11,913
Deferred income tax liabilities	8,836	8,887	11,357
Other long-term obligations	11,822	9,969	7,595

Total liabilities	712,563	666,144	640,314

Shareholders’ equity	905,432	804,591	732,664

Total liabilities and shareholders’ equity	$1,617,995	$1,470,735	$1,372,978

						Average Leased Square
	Store Count					Footage Per Store
	August 1,			October 31,	November 2,	October 31,	November 2,
Retail Concept	2004	Openings	Closings	2004	2003	2004	2003
Williams-Sonoma	242	14	(4)	252	243	5,600	5,300
Pottery Barn	176	7	(2)	181	170	11,800	11,400
Pottery Barn Kids	82	3	—	85	77	7,700	7,700
Hold Everything	7	—	—	7	12	4,400	3,900
West Elm	1	2	—	3	—	14,200	—
Outlets	14	—	—	14	14	14,400	13,900

Total	522	26	(6)	542	516	8,300	7,900

	Total Store Square Footage
	August 1,	October 31,	November 2,
	2004	2004	2003
Total store selling square footage (sq. ft.)	2,705,000	2,820,000	2,577,000
Total store leased square footage (sq. ft.)	4,292,000	4,489,000	4,075,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
THIRTEEN WEEKS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THIRD QUARTER
	2004		2003
	(13 Weeks)		(13 Weeks)
		% of		% of
	$	Revenues	$	Revenues

Retail sales	$392,144	54.2%	$351,418	55.5%
Retail shipping fees	2,036	0.3	1,781	0.3
Direct-to-customer sales	281,518	39.0	239,268	37.8
Direct-to-customer shipping fees	47,063	6.5	40,357	6.4

Net revenues	722,761	100.0	632,824	100.0

Cost of goods and occupancy expenses	400,378	55.4	350,745	55.4
Shipping costs	41,169	5.7	33,308	5.3

Total cost of goods sold	441,547	61.1	384,053	60.7

Gross margin	281,214	38.9	248,771	39.3

Selling, general and administrative expenses	235,018	32.5	210,065	33.2

Earnings from operations	46,196	6.4	38,706	6.1
Interest (income) expense — net	53	—	(116)	—

Earnings before income taxes	46,143	6.4	38,822	6.1
Income taxes	17,676	2.4	14,946	2.4

Net earnings	$28,467	3.9%	$23,876	3.8%

Earnings per share:
Basic	$0.24		$0.20
Diluted	$0.24		$0.20

Shares used in calculation of earnings per share:
Basic	116,656		116,755
Diluted	119,862		120,277

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
THIRTY-NINE WEEKS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR TO DATE
	2004		2003
	(39 Weeks)		(39 Weeks)
		% of		% of
	$	Revenues	$	Revenues

Retail sales	$1,122,232	54.6%	$989,774	56.6%
Retail shipping fees	5,899	0.3	5,195	0.3
Direct-to-customer sales	790,140	38.5	644,216	36.8
Direct-to-customer shipping fees	135,020	6.6	110,902	6.3

Net revenues	2,053,291	100.0	1,750,087	100.0

Cost of goods and occupancy expenses	1,149,947	56.0	988,255	56.5
Shipping costs	117,226	5.7	93,675	5.4

Total cost of goods sold	1,267,173	61.7	1,081,930	61.8

Gross margin	786,118	38.3	668,157	38.2

Selling, general and administrative expenses	660,189	32.2	579,134	33.1

Earnings from operations	125,929	6.1	89,023	5.1
Interest (income) expense – net	339	—	(562)	—

Earnings before income taxes	125,590	6.1	89,585	5.1
Income taxes	48,104	2.3	34,490	2.0

Net earnings	$77,486	3.8%	$55,095	3.1%

Earnings per share:
Basic	$0.67		$0.48
Diluted	$0.65		$0.46

Shares used in calculation of earnings per share:
Basic	116,157		115,440
Diluted	119,345		118,815

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
THIRTY-NINE WEEKS ENDED OCTOBER 31, 2004 AND NOVEMBER 2, 2003
(DOLLARS IN THOUSANDS)

	YEAR TO DATE
	2004	2003
	(39 Weeks)	(39 Weeks)

Cash flows from operating activities
Net earnings	$77,486	$55,095

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	81,755	73,825
Net loss on disposal of assets	918	1,698
Amortization of deferred lease incentives	(16,552)	(14,285)
Deferred income taxes	3,171	—
Amortization of deferred stock-based compensation	—	250
Other	335	—
Changes in:
Accounts receivable	(23,152)	(11,348)
Merchandise inventories	(92,507)	(144,364)
Prepaid catalog expenses	(27,019)	(19,775)
Prepaid expenses and other assets	(18,510)	(22,470)
Accounts payable	69,193	28,885
Accrued salaries, benefits and other	(3,901)	(17,468)
Customer deposits	20,064	21,882
Deferred rent and lease incentives	34,156	28,930
Income taxes payable	(51,700)	(24,275)

Net cash provided by (used in) operating activities	53,737	(43,420)

Cash flows from investing activities:
Purchases of property and equipment	(144,828)	(131,852)

Net cash used in investing activities	(144,828)	(131,852)

Cash flows from financing activities:
Proceeds from bond issuance	15,000	—
Repayment of long-term obligations	(8,295)	(7,115)
Proceeds from exercise of stock options	23,952	30,274
Repurchase of common stock	(14,755)	—
Credit facility renewal costs	(208)	—

Net cash provided by financing activities	15,694	23,159

Effect of exchange rates on cash and cash equivalents	270	1,165

Net decrease in cash and cash equivalents	(75,127)	(150,948)

Cash and cash equivalents at beginning of period	163,910	193,495

Cash and cash equivalents at end of period	$88,783	$42,547